EXECUTIVE SEPARATION AND RELEASE AGREEMENT

This Executive Separation and Release Agreement (“Agreement”) is entered into by and between Joseph W. Turner, Jr. (“Executive”) and Ministry Partners Investment Company, LLC (the “Company”), including its wholly-owned subsidiaries and affiliated entities.  Executive and the Company are collectively referred to as the “Parties” in this Agreement. For purposes of this Agreement, the Company’s Board of Managers shall be deemed to be the “Board”.

RECITALS

Executive has served most recently as the Company’s President and Chief Executive Officer since December 3, 2015, and has been employed by the Company since August 8, 2011.  The Company recognizes Executive’s twelve plus years of dedicated, valuable and continuous service to the Company and further recognizes his unique contribution to the creation of shareholder value for the benefit of the Company’s equity owners. The Parties hereto desire to enter into this Agreement to confirm the terms of his separation from employment with the Company effective as of December 15, 2023 (the “Separation Date”).  The “Effective Date” of this Agreement will be the 8th calendar day following the date of Executive’s signature below, unless otherwise revoked during the seven (7) day period specified in Section 5 below.

The Parties have agreed to enter into this Agreement to reward the Executive for his many years of service to the Company as well as his direct efforts in substantially improving the Company’s financial results, profitability, members’ equity and relational standing of the Company with its equity owners, strategic partners, clients and primary marketplace.

AGREEMENT

In consideration of the covenants and promises in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Separation from Employment; Transition Assistance.

a.Executive acknowledges and confirms that in late 2020, he informed the Board of his desire to transition out of his role as the Chief Executive Officer and President at the end of a three-year period assuming that the Board was able to find a successor that met the Board’s criteria for this position. As a result of this decision, the Company and the Executive have undertaken a process to identify his successor, enter into appropriate agreements to appoint his successor to an executive level position effective as of February 2022, thereby undertaking a methodical and thoughtful leadership transition process that would take place by the end of 2023. As a result of these transition efforts and planning initiatives, the Parties have agreed that Executive’s employment as Chief Executive Officer and President will terminate effective as of December 15, 2023 (the “Separation Date”).

b.Executive shall continue to serve as a consultant to the Company pursuant to the terms of a Consulting and Retainer Agreement.  The Parties expect that Executive will spend and devote 50% of the average level of services performed for the Company during the immediately preceding 36-month period for a limited transition period.  Upon reaching the age of 57, Executive will reduce the level of services provided to the Company to 20% of the average level of services rendered to the Company during the immediately preceding 36-month period.

2.	Separation Benefits.

Upon the Effective Date of this Agreement, and on the condition that Executive has not exercised his right of revocation as provided in Section 5(c) of this Agreement, and on the further condition that Executive comply with the terms of this Agreement, the Company shall provide Executive with the following payments and benefits, which collectively will be referred to as the “Separation Benefits” in this Agreement:

a.The Company will pay the Executive 1.5 times of his current annual salary as of the Separation Date, which amounts $439,326.  In addition, the Company will pay the Executive a $146,440 bonus related to his efforts to train his successor while also facilitating a seamless transition with its clients, strategic partners, equity owners and the various regulatory bodies. The Separation Benefits will be paid as follows:

(i)in a lump sum of $585,766, less applicable withholdings, to be paid on the “Effective Date.”

b. The Company will gift the Executive the Company owned 2020 GMC Yukon that was associated with the President and Chief Executive Officer role at the remaining book value on the Company’s financials as of December 31, 2023.

c.The Executive’s medical and core ancillary benefits (dental/vision) will be paid through December 31, 2023. Executive acknowledges that, as of the Separation Date, he may be eligible to obtain continuing coverage under the Company’s group medical plan pursuant to the provisions of the Consolidated Omnibus Reconciliation Act and its implementing regulations (“COBRA”). Executive shall be solely responsible for paying any premiums necessary to continue such health insurance benefits. Executive hereby acknowledges that he has received from the Company all required information and forms regarding his right to continue health insurance benefits under COBRA.

d.Executive will be entitled to receive the value of his unused vacation pay earned through the Separation Date.

e.Executive acknowledges and agrees that the Separation Benefits do not constitute money or benefits to which he is or may become entitled for any work performed for the Company through the Separation Date.  Executive further acknowledges and agrees that he is not eligible for, or entitled to, payment of any other benefits of employment, wages, bonuses, or commissions, except as provided in this Agreement.

f.If Executive breaches any term of this Agreement, he agrees that the Company will cease and desist from making any further, unpaid installment payments, and any payment previously paid by the Company to Executive shall be returned within 15 business days of such breach being established.

3.	Coordination with Prior Agreements.

The Parties hereto confirm and acknowledge that the Employment Agreement entered into by and between the Company and Executive effective as of December 3, 2015 will terminate on the Separation Date provided; however, the provisions of Section 16, 17, 18, 19 and 25 of the Employment Agreement will survive the termination of the Employment Agreement and are specifically incorporated into this Agreement.

4.	No Other Benefits.

This Agreement is not intended to provide Executive with payments or benefits that are duplicative or overlap with payments or benefits that will be paid or provided to Executive under the Supplemental Executive Retirement Plan Agreement, as amended, entered into by and between the Company and Executive. To the extent the Executive is a participant in any Company- sponsored plan, payment of any benefits under such plan, including the amount and timing of payments, will be governed by the terms of such executive retirement plan.

5.	General Release and Covenant Not To Sue By Executive.

a.Executive, for himself and his family, heirs, assigns, executors, administrators, and agents, past and present (collectively, the “Affiliates”), hereby fully and without limitation releases, covenants not to sue, and forever discharges the Company, Ministry Partners Securities, LLC, Ministry Partners Funding, LLC, Ministry Partners For Christ, Inc. and Ministry Partners Realty and their respective subsidiaries, affiliated entities, members, partners, directors, officers, shareholders, insurers, agents, Executives, and predecessors and successors, past and present (collectively, the “Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, suits, damages, losses, debts, attorney’s fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected, that Executive or Affiliates now have, or may ever have had (“Claims”), against any of the Releasees arising out of, or related in any way to any of the following: (i) Executive’s employment with the Company, including the termination thereof; and (ii) any act, omission, or transaction of or by the Company or any of the Releasees occurring on or before the date the Executive executes this Agreement.

b.Without limiting the foregoing, Executive understands and agrees that the foregoing release provisions waive and release Claims alleging violations of any federal or state employment discrimination law, including without limitation the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act (“ADEA”); Executive Retirement Income Security Act (ERISA); as well as Claims arising out of or related to violations of any other state or federal law, rule or regulation or any Claim arising out of any common law theory.

c.This Agreement, and the release contained herein, are subject to the terms of the Older Workers Benefit Protection Act of 1990 (the “OWBPA”).  The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary.  In compliance with OWBPA, Executive hereby acknowledges and agrees that he has executed this Agreement voluntarily, and with full knowledge of its consequences.  In addition, Executive hereby acknowledges and agrees as follows: (i) this Agreement has been written in a manner that is calculated to be understood, and it understood, by Executive; (ii) the release provisions of this Agreement apply to any rights Executive may have under the ADEA, including the right to file a lawsuit in state or federal court of age discrimination in violation of the ADEA; (iii) the release provisions of the Agreement do not apply to any rights or claims Executive may have under the ADEA that arise after Executive executes this Agreement; (iv) the Company does not have a preexisting duty to provide Executive with the Severance Benefits identified in this Agreement; (v) Executive has been advised and given the opportunity to consult with an attorney, and has consulted with an attorney to the extent he wished to do so, prior to executing this Agreement; (vi) Executive has had a period of at least 21 days to consider this Agreement; and (vii) Executive has the right to revoke this Agreement within seven days after its execution.  To revoke this Agreement, Executive must send written notice of his revocation of the Agreement to Ministry Partners Investment Company, LLC, 915 W. Imperial Hwy., Suite 120, Brea, CA 92821 Attention: President and Chief Executive Officer within the time period noted above.  To the extent Executive revokes this Agreement, Executive agrees and acknowledge that he shall not be entitled to any of the Severance Benefits provided by this Agreement.

d.Executive understands that by signing this Agreement and agreeing to the release of Claims, he is not waiving any right or claim that cannot be waived as a matter of law.  Executive further understands that the release of Claims does not prevent him from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that Executive hereby waives any right to receive any monetary award resulting from such a charge or investigation.

6.	Release Provisions Applicable To Unknown Claims.

Executive further understands and acknowledges that he is aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her, must have materially affected his or her settlement with the debtor.”

Executive agrees that this release specifically covers known and unknown claims and waives his rights under Section 1542 of the California Civil Code and any other statute or common law principle to the same or similar effect.

7.	General Release and Covenant Not To Sue By the Company.

The Company, on its own behalf and, to the extent permitted by law, on behalf of its subsidiaries and affiliated entities, hereby fully and without limitation releases, covenants not to sue, and forever discharges Executive and his family, heirs, assigns, executors, administrators, and agents, past and present (collectively, the “Executive Releasees”) from any and all rights, claims, demands, liabilities, actions, causes of action, suits, damages, losses, debts, attorney’s fees, costs, and expenses, of whatever nature that the Company, its subsidiaries and its affiliated entities have, or may ever have had against the Executive and any Executive Releasees arising out of, or related in any way to

Executive’s employment with the Company.  Notwithstanding the generality of the foregoing, the Parties hereby agree that the covenant not to sue, discharge, and release of claims provided in this Section 5 shall not extend to any claims by the Company, its subsidiaries or its related companies against Executive or the Executive Releasees involving currently unknown intentional or malicious misconduct arising out of or related to Executive’s employment, including claims involving embezzlement, fraud, or the intentional breach of fiduciary duties.

8.	Confirmation of Payment of Wages.

Executive agrees and acknowledges that he has been paid all wages due and owing to him as of the Separation Date, including all accrued, but unused vacation pay, bonuses, commissions and payments of any other type for services rendered up to and including the Separation Date.

9.	Warranties; Representations and Non-Disparagement.

a.Executive represents and warrants that he has not assigned or transferred any interest in any Claims that he has or may have against any of the Releasees.  Executive agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, expenses, and attorneys’ fees incurred as a result of any person or entity who successfully asserts such assignment or transfer.

b.Executive agrees not to disparage or defame the Company, Releasees or any of their respective subsidiaries, affiliated entities, directors, officers, Executives or agents or its successors and assigns. Executive acknowledges and understands that his obligations regarding nondisparagement extends to comments and statements made on social networking and blogging sites.

c.The Company agrees that the current members of the Board of Managers and the Company’s managing agents, while employed by the Company, shall not defame Executive regarding any aspect of his employment with the Company or the performance of any of his duties on behalf of the Company.

d.Executive represents that he has not suffered any work-related injuries while employed by the Company and accordingly, he has not filed and does not intend to file any claim for workers’ compensation benefits of any type against the Company, Releasees or any of its affiliated entities.  Executive acknowledges that the Company has relied upon these representations, and that the Company would not have entered into this Agreement but for these representations.  As a result, Executive agrees, covenants, and represents that the Company, may, but is not obligated to, submit this Agreement to the Workers’ Compensation Appeals Board for approval as a full compromise and release as to any workers’ compensation claims in the event that Executive files such a claim.

e. Executive acknowledges that the Severance Payments referenced above and other benefits described above constitute payment by the Company of compensation and benefits that he would otherwise not be entitled to receive except as otherwise agreed to under the terms of this Agreement.

f.Executive acknowledges that all Company property, including but not limited to client related information, training materials, policy and procedure manuals, computer hardware and software, phones, printers, scanners, office key cards, etc. must be returned to the Company in good order prior to the implementation of this Agreement.

10.	Non-Admission of Liability.

The Parties acknowledge and agree that this Agreement shall not be treated as an admission of liability or wrongdoing by any Party, at any time or for any purpose.

11.	Code §409A.

The Executive and the Company intend that the benefits provided under this Agreement will comply, in form and operation, with an exception to or exclusion from the requirements of Internal Revenue Code §409A and this Agreement will be construed and administered in a manner that is consistent with and gives effect to such intention. The payment and benefits to be provided under Section 2 are intended to be exempt from the requirements of Code §409A because such payment and benefits are short-term deferrals under Treas. Reg. §1.409A-1(b)(4) or provided under a separation pay plan within the meaning of Treas. Reg. §1.409A-1(b)(9).

12.	Confidentiality of this Agreement.

a.Except as may be required by law, Executive agrees, covenants, and represents that he has not and will not disclose, communicate, divulge, or discuss any facts relating to the negotiation, existence, or terms of this Agreement to any person, other than his immediate family and legal and financial advisors, without first obtaining the Company’s written consent to each disclosure.

b.The Company agrees its managing agents will not divulge or discuss any facts relating to the negotiation, existence, or terms of this Agreement.  Notwithstanding the foregoing, the Parties agree that the Company and its managing agents may disclose the facts relating to the negotiation, existence, and terms of this Agreement as necessary to effectuate its terms, to obtain legal or financial advice, to conduct business, to report as part of the Company’s corporate governance requirements, obligations under federal securities laws, regulatory agencies and bodies which apply to the Company or any of its affiliated entities and to inform those individuals or businesses that the Company determines in good faith have a need to know of this Agreement or its terms.

13.	Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the Executive, the Company, Releasees and their respective heirs, executors, administrators, trustees, successors, assigns, affiliated entities, directors, officers, shareholders, partners, agents, and Executives, past and present.

14.	Modifications.

This Agreement may not be modified orally.  It may be modified only by a written instrument that is signed by Executive and the Company’s Board Chairman.

15.	Choice of Law.

This Agreement shall be governed by and interpreted in accordance with the laws of the state of California without regard to California’s rules regarding conflicts of law.

16.	Entire Agreement.

Other than the non-conflicting terms of the Employment Agreement and Supplemental Executive Retirement Plan, including any continuing obligations under the agreements set forth therein, and any related Company policies, this is the entire Agreement between the Company and Executive relating to the Executive’s termination from employment.

17.	Severability.

Each and every provision of this Agreement shall be considered severable, except for the release provisions of Sections 5 and 6 of this Agreement.  If any provision other than the provisions in Section 5 and 6 is declared illegal, invalid, or unenforceable for any reason, that provision shall remain in effect to the extent allowed by law, and all of the remaining provisions of this Agreement shall remain in full force and effect.

18.	Effective Date.

The “Effective Date” of this Agreement shall be the eighth day after Executive signs and delivered the Agreement to the Company, so long as the Executive has not exercised his right to revoke within the seven-day revocation period in accordance with Section 5.

Executive represents that HE has read this Agreement and fully understands all of its terms; that HE has had an opportunity to confer with an attorney about this Agreement; and that HE has executed this Agreement without coercion or duress of any kind.

Dated: November 14, 2023	EXECUTIVE /s/ Joseph W. Turner, Jr Joseph W. Turner, Jr.
Dated: November 14, 2023	MINISTRY PARTNERS INVESTMENT COMPANY, LLC /s/ R. Michael Lee By: R. Michael Lee Title: Chairman of the Board of Managers